Exhibit 99

Press Release

Contact:	Claire M. Gulmi
Executive Vice President and
Chief Financial Officer
(615) 665-1283

AMSURG CORP. TO PRESENT AT THE
ROBERT W. BAIRD & CO. 2014 HEALTH CARE CONFERENCE

NASHVILLE, Tenn. - (August 27, 2014) - AmSurg Corp. (NASDAQ: AMSG) today announced that it will participate in the Robert W. Baird & Co. 2014 Health Care Conference on Wednesday, September 3, 2014, in New York City. In connection with the conference, there will be an on-line simulcast and a replay of the presentation available at the Company’s web site starting at 2:20 p.m. Eastern Time / 1:20 p.m. Central Time. Christopher A. Holden, President and Chief Executive Officer, and Claire M. Gulmi, Executive Vice President and Chief Financial Officer, will be speaking at the conference.

The live audio webcast and replay of the presentation will be available on the Company’s website by going to www.amsurg.com and clicking on Investors. For the live audio, please go to the site at least 15 minutes prior to the presentation to download and install any necessary audio software. The webcast replay will be available for 30 days.

AmSurg Corp. acquires, develops and operates ambulatory surgery centers (ASCs) in partnership with physician practice groups throughout the United States and provides multi-specialty outsourced physician services to hospitals, ambulatory surgery centers and other healthcare facilities, primarily in the areas of anesthesiology, children’s services, emergency medicine and radiology. AmSurg owns and operates 243 ASCs in 34 states, and it provides outsourced physician services in 25 states, employing more than 2,600 physicians and other healthcare professionals.

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